EXHIBIT 99.1


                                 Company Contact:     Ed Rosenfeld
                                                      Vice President, Strategic
                                                      Planning and Finance
                                                      Steven Madden, Ltd.
                                                      (718) 446-1800

                                 Investor Relations:  Cara O'Brien/Lauren Puffer
                                              Press:  Melissa Merrill
                                                      Financial Dynamics
                                                      (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------


       STEVEN MADDEN, LTD. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
             ~ Fourth Quarter Sales Increase 8.2% to $91.4 million ~
             ~ Fourth Quarter Net Income Increases to $7.4 million,
                          or $0.51 Per Diluted Share ~
                           ~ Company Provides Outlook for 2006 ~

         LONG ISLAND CITY, N.Y. - March 2, 2006 - Steven Madden, Ltd. (NASDAQ:
SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.

         In line with recently updated expectations, fourth quarter sales increased 8.2% to $91.4 million from $84.5 million reported in the comparable period last year. Gross margin increased significantly to 43.1% from 32.2% reflecting margin expansion in all of the wholesale segments as well as the retail division. Operating expenses as a percent of sales decreased to 31.3% versus 33.6% in the same period last year due to leverage on sales as the Company controlled costs while building the business. Taken together, this resulted in a substantial increase in operating income to $12.7 million, or 13.9% of sales, compared with a loss of $42 thousand in the same period last year. Net income increased to $7.4 million, or $0.51 per diluted share, versus $373 thousand, or $0.03 per diluted share, in last year's fourth quarter.

         Revenues from the wholesale business, comprised of the Company's seven brands, Steve Madden Women's, Steve Madden Men's, Steven by Steve Madden, Stevie's, SM New York, Candie's, and l.e.i., increased 14.7% to $58.1 million from $50.6 million in the fourth quarter of last year. This increase was driven by strong sales in many wholesale divisions, including Steve Madden Women's, Steve Madden Men's, Steven by Steve Madden, and Candie's, as well as the Company's new division, SM New York, which was introduced during the quarter.

         Retail revenues were $33.4 million in the fourth quarter compared with $33.9 million in the same period last year. Same store sales decreased 6.3% versus a 9.5% increase in the fourth quarter 2004. This was primarily due to the planned phase out of certain items in preparation for the 2006 re-launch of accessories, including handbags and belts by the recently acquired Daniel M Friedman & Associates, as well as a reduction in promotional sales. During the fourth quarter, the Company opened two new Steve Madden retail stores and closed two stores.

         "The fourth quarter marked a positive conclusion to an exciting and impressive year for our Company," commented Jamieson Karson, Chairman and Chief Executive Officer. "Most importantly, there was broad based strength in the business and this enabled us to achieve solid top line growth. Specifically, we drove sales increases in nearly every wholesale segment and successfully introduced a new line, SM New York. Additionally, we achieved a higher gross margin at retail compared to the comparable quarter last year. These factors, coupled with our efforts throughout the year to improve operating efficiencies and inventory management, allowed us to make significant gains in overall margins and the bottom line versus last year."

Page 2 - Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results

         Net sales for the full year increased 11.1% to $375.8 million from $338.1 million last year. Net income increased 56.4% to $19.2 million, or $1.38 per diluted share, from $12.3 million, or $0.86 per diluted share, reported for 2004. The Company opened 12 stores and closed five stores during the year, ending with 98 retail locations, including the Internet store.

         "We concluded the year with $109.1 million in cash, cash equivalents, and marketable securities, no debt, and a total stockholders' equity of $182.1 million, which represents a very strong foundation for our business," commented Arvind Dharia, Chief Financial Officer. "Also, even while maintaining one of the strongest balance sheets in our industry and growing the business, we were able to return significant capital to shareholders. Specifically, we repurchased a total of 444,000 shares for an aggregate of $7.7 million and also issued a special one-time cash dividend of $1.00 per outstanding share of common stock."

         Mr. Karson continued, "2005 was an outstanding year for the Company and this is due to several factors, notably the return of our founder, Steve Madden, to the Company. Steve's creative talents have re-energized the Company and the brand and our annual results clearly reflect his ability to inspire the team to consistently deliver fresh and trend-right product to our customers. During the year we also added breadth and depth to our management team, made enormous progress in strengthening our operations, further extended our international reach, diversified our business model to include new brands and categories, and posted very strong financial results. In total, we achieved great success and are pleased with how this positions Steven Madden, Ltd. for the future."

Company Outlook
---------------

         With respect to the outlook for 2006, the Company is optimistic about its prospects for the year. The Company intends to further improve gross margin by continuing the strategies put in place in 2005, including a sharper focus on inventory management. The Company expects to open 8-10 retail locations during the year.

         The Company currently anticipates that annual net sales will increase in the low double digits on a percentage basis over 2005. As previously disclosed, Daniel M. Friedman & Associates was acquired by the Company in February 2006 and annual results will reflect these operations from the date of acquisition. Annual earnings per diluted share is expected to range between $1.69 and $1.73, excluding amortization of intangibles associated with the recent acquisition. Including amortization, 2006 earnings per diluted share is expected to range between $1.62 and $1.68.

         Additionally, reflecting the strength of operations and the fact that management is focused on delivering immediate value to shareholders, over the next 12 months the Company will return approximately $12 million to shareholders in the form of share repurchases or dividends.

         "We are optimistic as we move forward and believe we are better positioned than ever before," concluded Mr. Karson. "We are benefiting from the creative leadership of Steve Madden, our brand is stronger than ever, and we have a solid financial foundation. Moreover, we are successfully expanding and diversifying our proven business model as evidenced by the acquisition of Daniel
M. Friedman & Associates, our former handbag and belt licensee, which will enhance our offering and be immediately accretive to the bottom line. All of this puts us on strong footing to become a global branded lifestyle company that delivers consistently strong value to our shareholders."

Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the fourth quarter earnings conference call scheduled for today, Thursday, March 2, 2006, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until March 16, 2006. Additionally, a replay of the call can be accessed by dialing (877) 519-4471, passcode 7038792 and will be available until March 4, 2006.

Page 3 - Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden brand, including eyewear and hosiery and owns and operates 99 retail stores, including its online store. The Company is also the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                                 (tables follow)

Page 4 - Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

                                            Three Months Ended                Year Ended
                                       ---------------------------   ---------------------------
Consolidated:                           31-Dec-05      31-Dec-04       31-Dec-05      31-Dec-04
------------                           ------------   ------------   ------------   ------------
Net Sales                              $     91,425   $     84,532   $    375,786   $    338,144
Cost of Sales                                51,984         57,297        233,286        215,475
                                       ------------   ------------   ------------   ------------
Gross Profit                                 39,441         27,235        142,500        122,669
Commission and licensing fee income           1,878          1,364          7,119          4,588
Operating Expenses                           28,628         28,641        117,530        108,276
Impairment of cost in Excess of
Fair Value of net assets acquired                 0              0            519              0
                                       ------------   ------------   ------------   ------------
Income (loss) from Operations                12,691            (42)        31,570         18,981
Interest and other Income, Net                  492            476          1,890          1,973
                                       ------------   ------------   ------------   ------------
Income Before provision for Income
Taxes                                        13,183            434         33,460         20,954

Provision for Income Tax                      5,744             61         14,260          8,679
                                       ------------   ------------   ------------   ------------
Net Income                             $      7,439   $        373   $     19,200   $     12,275
                                       ============   ============   ============   ============

Basic income per share                 $       0.54   $       0.03   $       1.43   $       0.93
                                       ============   ============   ============   ============
Diluted income per share               $       0.51   $       0.03   $       1.38   $       0.86
                                       ============   ============   ============   ============
Weighted average common shares
outstanding - Basic                          13,811         12,869         13,408         13,149
                                       ============   ============   ============   ============
Weighted average common shares
outstanding - Diluted                        14,449         13,910         13,945         14,223
                                       ============   ============   ============   ============

                                    ~ more ~

Page 5 - Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results

BALANCE SHEET HIGHLIGHTS
(in thousands)


                                       Dec 31,2005     Dec 31,2004
                                       Consolidated    Consolidated
                                       ------------    ------------
Cash and cash equivalents              $     52,842    $     30,853

Marketable Securities                        56,249          49,124

Total Current Assets                        140,972         121,094

Total Assets                                211,728         186,430

Total Current Liabilities                    26,906          19,677

Total Stockholder Equity                    182,065         164,665



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